Exhibit 99.1

Orient Paper, Inc. Announces Unaudited Preliminary Results for the Fourth Quarter and Fiscal Year 2014

BAODING, China, Mar. 6, 2015 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited preliminary results for the quarter and fiscal year ended December 31, 2014.  The Company will file its 2014 annual report with the Securities and Exchange Commission and will issue a press release announcing its audited financial results for the fourth quarter and full fiscal year ended December 31, 2014 after the market closes on March 25, 2015.

Fourth Quarter and Fiscal 2014 Selected Unaudited Preliminary Financial Results Highlights

	4Q13	4Q14	Change	FY13	FY14	Change
Revenue (US$ million)	35.2	32.7	-7.1%	125.7	137.0	+9.0%
Sales volume (tonnes)

- Regular Corrugating Medium Paper ("CMP") *	62,562	54,922	-12.2%	217,136	236,906	+9.1%

- Light-Weight CMP**	-	10,670	N/A	-	28,226	N/A

- Offset Printing Paper	15,469	12,110	-21.7%	58,609	54,774	-6.5%

- Digital Photo Paper	382	13	-96.6%	1,284	763	-40.6%
Average selling price ("ASP") /tonne (US$)

- Regular Corrugating Medium Paper ("CMP") *	$373	$369	-1.1%	$373	$363	-2.7%

- Light-Weight CMP**	-	$373	N/A	-	$369	N/A

- Offset Printing Paper	$676	$690	+2.1%	$680	$686	+0.9%

- Digital Photo Paper	$3,879	$3,069	-20.9%	$3,871	$3,907	+0.9%
Gross profit (US$ million)	7.2	5.6	-22.2%	23.3	22.8	-2.1%
Net income (US$ million)	3.5	2.2	-37.1%	13.0	11.7	-10.0%
EPS (US$)	0.19	0.11	-42.1%	0.71	0.61	-14.1%

*Products from PM6

**Products from the newly renovated PM1

Key Highlights for Fourth Quarter 2014

•	Revenue down 7.1% YoY to US$32.7 million, due to the mandated suspension of operations during the APEC Summit and reduction in digital photo paper sales as a result of the relocation of the relevant production lines
•	Continued market acceptance of Light-Weight CMP
•	Improved price environment for offset printing paper

Key Highlights for Fiscal Year 2014

•	Revenue up 9.0% YoY to US$137.0 million, due to the launch of Light-Weight CMP and growth in Regular CMP sales
•	Improved operating efficiency helped to partially offset soft CMP pricing; annual utilization rate of PM6 increased to 66% from 60% in 2013
•	Continued heavy investment in building efficient and environmental friendly production facilities solidified the Company's leading position in the industry

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, "2014 was a gratifying year for us.  We saw market acceptance of the Light-Weight CMP products we introduced mid-year.  We also invested heavily in the production and marketing of our household tissue product lines, which we expect to roll out in 2015.  Our team rose to meet the challenging business conditions.  Despite the mandated relocation of our digital photo paper production lines and the mandatory production suspension during the APEC Summit held in Beijing, our revenue grew 9% and our profitability was sustained.  We are optimistic about 2015.  The new household tissue paper product lines are expected to be introduced this year, and we will also resume sales of digital photo paper this year.  We expect to be in a strong position to capture new growth opportunities."

Conference Call

Orient Paper's management will host a conference call to discuss its fourth quarter and fiscal 2014 results at 8:30 am US Eastern Time (5:30 am US Pacific Time/8:30 pm Beijing Time) on Thursday, March 26, 2015, to discuss its quarter and annual results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-0654
Hong Kong:	800-906-606
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	9998 4279

A replay of this conference call will be available by dialing:

China:	400-632-2162 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-9003-4211
Passcode:	9998 4279

The replay will be archived for fourteen days following the earnings announcement until April 8, 2015.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year after the call.

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About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three categories of paper products: packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper and household/tissue paper that the company is currently expanding into.

With production based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. (For more information, please visit http://www.orientpaperinc.com)

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